EXHIBIT 5

                    MANAGEMENT ADVISORY SERVICES AGREEMENT


      AGREEMENT dated as of April 6, 1999 between The Jewel I, Inc. d/b/a Primrose Country Day School ("Country Day"), Metrocorp Properties, Inc. ("Metrocorp") and Primrose School Franchising Company ("Primrose") (Primrose, Country Day and Metrocorp are referred to individually as a "Company" and collectively as the "Companies") and Security Capital Corporation, a Delaware corporation ("Security Capital").

                             W I T N E S S E T H:

      WHEREAS, Security Capital desires to provide or cause to be provided management advisory services to the Companies in the areas of corporate development, strategic planning, investment and financial matters and general business policies, and the Companies desires to obtain such services.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree, intending to be legally bound, as follows:

      1. MANAGEMENT ADVISORY SERVICES. Security Capital shall during the term of this Agreement provide or cause to be provided such management advisory services to the Companies in the areas of corporate development, strategic planning, investment and financial matters and general business policies as the Companies shall from time to time reasonably request.

      2. MANAGEMENT ADVISORY SERVICES FEE. (a) Subject to Section 6 below, the Companies shall during the term of this Agreement pay to Security Capital an annual management advisory services fee (the "Fee") equal to the greater of $250,000 (the "Minimum Fee") or 5% of the annual EBITDA (as defined in the Stock Purchase Agreement, dated as of April 6, 1999, by and among Security Capital, Primrose Holdings, Inc. ("Holdings"), Paul L. Erwin and The Paul L. Erwin Grantor Retained Annuity Trust) of the Companies (the "Maximum Fee") for the services described in Section 1 hereto.

      (b) The Minimum Fee shall be payable in monthly installments on the fifth day of each month of each year during the term hereof. The Fee due for April 1999 shall be the pro rata portion of the Fee allocable to the period of time from the date hereof through April 30, 1999. Such pro rata monthly fee shall be due on the date hereof. The difference between the Maximum Fee and the Minimum Fee, if positive, for any year during the term hereof shall be payable on the fifth day of the April immediately following the year for which the Maximum Fee has last been determined.

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      (c) The Fee shall be exclusive of out-of-pocket costs.

      3. COSTS. The Companies shall reimburse Security Capital for all reasonable out-of-pocket costs incurred by or on behalf of Security Capital in connection with the services described in Section 1. For purposes of this Agreement, an acquisition, divestiture, public offering of securities or any other extraordinary transaction of any type will not be deemed to be a matter for which management advisory services have been bargained for hereunder and, therefore, all out-of-pocket costs incurred in connection with any such transaction will not be subject to such limitation. Security Capital shall furnish such evidence that such costs were incurred as the Companies may from time to time reasonably request.

      4. ACCESS. The Companies will provide to Security Capital and its representatives reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Companies, to the books, records, tax returns and other information with respect to the business of the Companies as Security Capital or such representatives consider necessary or appropriate for the purpose of furnishing advisory services as provided in Section 1.

      5. TERM. The term of this Agreement shall commence as of the date hereof and shall terminate on April 6, 2009 or such later date as may be approved by Security Capital and the Companies.

      6. SUBORDINATION. Each of Security Capital and the Companies hereby agrees, for itself and its successors and assigns, that the Fee and all other amounts payable to Security Capital hereunder (the "Subordinated Obligations") are expressly "subordinate and junior in right of payment" to any obligations, indebtedness and liabilities of the Companies under that certain Credit Agreement dated as of April 6, 1999 (as amended, supplemented, waived, modified, refinanced, increased, assigned or replaced from time to time, whether with the same or different lenders (the "Credit Agreement"), among Primrose Holdings, Inc., a Delaware corporation ("Holdings"), Primrose, the lenders from time to time parties thereto (the "Lenders") and Canadian Imperial Bank of Commerce, as administrative agent (in such capacity, the "Administrative Agent"), and the other Loan Documents (as defined in the Credit Agreement to which any of the Companies is a party (the "Senior Obligations"). "Subordinate and junior in right of payment" means that (1) no part of the Subordinated Obligations shall have any claim to the assets of any of the Companies on a parity with or prior to the claim of the Senior Obligations, (2) unless and until the Senior Obligations have been paid in full, without the express prior written consent of the Administrative Agent, Security Capital will not take, demand or receive from the Companies, and the Companies will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of or security for the whole or any part of the Subordinated Obligations, (3) unless and until the Senior Obligations have been paid in full, without the express prior written consent of the Administrative Agent, Security Capital will not accelerate for any reason payment of any portion of the Subordinated Obligations and (4) in the event of any distribution of any assets of any of

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the Companies or the proceeds thereof in any liquidation, receivership, bankruptcy proceeding or like occurrence, any payment or distribution which, but for the provisions of this paragraph, would otherwise be payable or distributable to Security Capital or otherwise in respect of the Subordinated Obligations shall be instead paid over or delivered to the Administrative Agent for application on account of the Senior Obligations, and Security Capital irrevocably authorizes the Administrative Agent to file proofs of claim, vote, and otherwise take action in connection with any such liquidation, receivership, bankruptcy proceeding or other like occurrence. Notwithstanding the foregoing sentence, at any time EXCEPT when any Event of Default (as defined under the Credit Agreement) has occurred and is continuing, the Companies may make , and Security Capital may receive, scheduled payments on account of the Fee in accordance with the terms of Section 2 hereof. Any amounts which pursuant to this Section 6 are not paid to Security Capital shall accrue and shall be payable to Security Capital upon the earlier of the date the Senior Obligations shall have been paid in full in cash or the event as a result of which such payment was deferred pursuant to this Section 6 ceases to exist (unless such payment at such time would result in an Event of Default under the Credit Agreement). The expressions "prior payment in full", "payment in full", "paid in full" and other similar phrases when used herein with respect to the Senior Obligations mean the payment in full in cash, in immediately available funds, of all of the Senior Obligations.

      7. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement of Security Capital and the Companies.

      8. HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      9. EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut applicable to agreements made and to be performed in Connecticut without regard to such State's conflicts of laws principles and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.


                          [Signature Page to Follow]

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                                   SECURITY CAPITAL CORPORATION


                                                   By:/S/ A. GEORGE GEBAUER
                                                   Name: A. George Gebauer
                                                   Title:  President


                                                   JEWEL I, INC.


                                                   By: /S/ CALVIN A. NEIDER
                                                      Name: Calvin A. Neider
                                                      Title:President


                                                   PRIMROSE SCHOOL FRANCHISING
                                                   COMPANY


                                                   By:  /S/ CALVIN A. NEIDER
                                                      Name: Calvin A. Neider
                                                      Title:President


                                                   METROCORP PROPERTIES, INC.


                                                   By:  /S/ CALVIN A. NEIDER
                                                      Name: Calvin A. Neider
                                                      Title:President

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